UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 305-2410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Second Amendment to Shore Employment Agreement

On July 25, 2016, InspireMD, Inc. (the “Company”) and Craig Shore, the Company’s chief financial officer, chief administrative officer, secretary and treasurer, entered into the second amendment (the “Shore Amendment”) to that certain Amended and Restated Employment Agreement dated as of May 5, 2014, as amended on January 5, 2015 (collectively, the “Shore Employment Agreement”), in order to, among other things, (i) amend the term of Mr. Shore’s employment, so that the initial term of Mr. Shore employment will end on April 20, 2020, which will automatically be renewed for additional one-year periods on April 21, 2020 and on each April 21st thereafter; (ii) increase Mr. Shore’s annual base salary to $250,000; (iii) provide that Mr. Shore will be eligible to receive an annual bonus in an amount equal to 60% of his then-annual salary upon the achievement of reasonable target objectives and performance goals, to be determined by the board of directors in consultation with Mr. Shore; (iv) provide a grant of equity awards to Mr. Shore on or within 10 business days of July 25, 2016 (the “Date of Grant”), with respect to an aggregate number of shares of the Company’s common stock equal to 1% of the Company’s outstanding common stock and common stock issuable upon the conversion of the Company’s outstanding Series B Convertible Preferred Stock on the Date of Grant, 50% of which shall be granted as restricted stock and 50% of which shall be granted as nonqualified stock options, which will be subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan and a nonqualified stock option agreement and a restricted stock award agreement to be entered into by the Company and Mr. Shore; (v) provide a one-time lump-sum cash bonus in an amount equal to $50,000, payable on or before September 1, 2016; (vi) amend the definition of “good reason”; and (vii) amend certain terms related to termination by Mr. Shore and payments upon termination, as described below.

Pursuant to the Shore Amendment, Mr. Shore may terminate his employment for “good reason” (as such term is defined in the Shore Employment Agreement as amended by the Shore Amendment) by delivering a notice of termination to the Company 30 days in advance of the date of termination; provided, however, that Mr. Shore agreed to not terminate his employment for good reason until he has given the Company at least 30 days’ in which to cure the circumstances set forth in the notice of termination constituting good reason, and if such circumstances are not cured by the 30th day, Mr. Shore’s employment shall terminate on such date.

In addition, the Shore Amendment provides that, upon Mr. Shore’s resignation for good reason, Mr. Shore will be entitled to receive the same payments as if his employment is terminated upon his death or disability or by the Company without “cause” (as such term is defined in the Shore Employment Agreement). The Shore Amendment also amended the payment on termination upon Mr. Shore’s death or disability, by the Company without cause, or upon resignation for good reason, to provide that, subject to the terms and conditions set forth in the Shore Employment Agreement, (x) all stock options, stock appreciation rights or similar stock-based rights granted to Mr. Shore shall vest in full and become immediately exercisable; (y) any risk of forfeiture included in restricted or other stock grants previously made to Mr. Shore shall immediately lapse; and (z) all vested stock options granted to Mr. Shore shall remain exercisable until the earlier of (i) two years from the date of termination or (ii) the latest date that each stock option would otherwise expire pursuant to the terms of the applicable award agreement had Mr. Shore’s employment with the Company not terminated.

The foregoing summary of the Shore Amendment is not complete and is qualified in its entirety by reference to the full text of the Shore Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Employment Agreement, dated July 25, 2016, by and between InspireMD, Inc. and Craig Shore

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: July 29, 2016	By:	/s/ Craig Shore
	Name:	Craig Shore
	Title:	Chief Financial Officer